Exhibit 8.1
SUBSIDIARIES OF THE REGISTRANT
Subsidiaries

				Name Under Which
				Subsidiary Conducts
Name	Place of Incorporation	Beneficial Ownership		Business
Shanda Games International (Pte) Ltd.	Singapore	100%		Shanda Games International (Pte) Ltd.
Actoz Soft Co., Ltd.	Korea	52.0	%(1)	Actoz Soft Co., Ltd.
Shengqu Information Technology (Shanghai) Co., Ltd.	PRC	100%		Shengqu Information Technology (Shanghai) Co., Ltd.
Shengji Information Technology (Shanghai) Co., Ltd.	PRC	100%		Shengji Information Technology (Shanghai) Co., Ltd.
Lansha Information Technology (Shanghai) Co., Ltd.	PRC	100%		Lansha Information Technology (Shanghai) Co., Ltd.

(1)	As of December 31, 2009
Consolidated Affiliated Companies:

Place of Incorporation
Shanghai Shulong Technology Development Co., Ltd.	PRC
Shanghai Shulong Computer Technology Co., Ltd.	PRC
Nanjing Shulong Computer Technology Co., Ltd.	PRC
Chengdu Youji Technology Co., Ltd.	PRC
Tianjin Youji Technology Co., Ltd.	PRC
Chengdu Aurora Technology Development Co., Ltd.	PRC
Chengdu Simo Technology Co., Ltd	PRC